EXHIBIT 10.4

RESTRICTED STOCK UNIT AWARD

[Recipient Name]

On May 7, 2009 (the “Grant Date”), Leggett & Platt, Incorporated, (the “Company”) granted you a Restricted Stock Unit Award (“RSUs” or the “Award”), subject to the following terms.

1. Grant. The Company granted you [            ] Restricted Stock Units on the Grant Date.

2. Vesting and Issuance. Except as provided in Section 3, the Award will vest 25% on the Grant Date and in 25% increments on the first, second and third anniversaries of the Grant Date (the “Vesting Dates”), provided that you remain an employee of the Company on the applicable Vesting Date. On each Vesting Date, you will be issued one share of the Company’s common stock for each vested RSU. Acceleration of vesting under Section 3 will not accelerate the issuance date.

3. Termination of Employment. Notwithstanding Section 2, if the Company terminates your employment without Cause before a Vesting Date, or you terminate your employment for Good Reason before a Vesting Date and within one year after a Change in Control, the Award will immediately become 100% vested.

4. Transferability. The Award may not be transferred, assigned, pledged or otherwise encumbered until the underlying shares have been issued.

5. No Rights as Shareholder. You will not have the rights of a shareholder with respect to this Award until the underlying shares have been issued. You will not have the right to vote the shares or receive any dividends that may be paid on the underlying shares prior to issuance.

6. Withholding. You will recognize taxable income equal to the fair market value of the shares on each Vesting Date. This amount is subject to ordinary income tax and payroll tax. The Company may withhold from the shares issued any amount required to satisfy applicable tax laws (at the Company’s required withholding rate). The Company, at its discretion, may allow you to pay the taxes in cash if you make suitable arrangements with the Company prior to each Vesting Date.

The income and tax withholding generated by the issuance of shares to you will be reported on your W-2. If your personal income tax rate is higher than the Company’s minimum required withholding rate, you will owe additional tax on the issuance. After payment of the ordinary income tax, your shares will have a tax basis equal to the closing price of L&P stock on the Vesting Date.

7. Award Not Benefit Eligible. This Award will be considered special incentive compensation and will not be included as earnings, wages, salary or compensation in any pension, retirement, welfare, life insurance or other employee benefit plan or arrangement of the Company.

8. Section 409A. Notwithstanding anything contained in the these terms and conditions, it is intended that the Award will at all times meet the requirements of Section 409A and any regulations or other guidance issued thereunder, and that the provisions of the Award will be interpreted to meet such requirements.

To the extent permitted by Section 409A, the Committee retains the right to delay a distribution of this Award if the distribution would violate securities laws or otherwise result in material harm to the Company.

9. Plan Controls; Committee. This Award is subject to all terms, provisions and definitions of the Company’s Flexible Stock Plan, amended and restated May 8, 2008, as it may be amended (the “Plan”), which is incorporated by reference. In the event of any conflict, the Plan will control over this Award. Upon request, a copy of the Plan will be furnished to you. The Plan is administered by a committee of non-employee directors or their designees (the “Committee”). The Committee’s decisions and interpretations with regard to this Award will be binding and conclusive.

10. Governing Law. This Award is entered into and accepted in Carthage, Missouri. The Award will be governed by Missouri law, excluding any conflicts or choice of law provision that might otherwise refer construction or interpretation of the Award to the substantive law of another jurisdiction.

11. Definitions.

(a)	“Cause” shall have the meaning set forth in the Employment Agreement between you and the Company.

(b)	“Change in Control” shall have the meaning set forth in the Flexible Stock Plan.

(c)	“Good Reason” shall have the meaning set forth in the Severance Benefit Agreement between you and the Company, if any, or it none, the occurrence of any of the following events:

(i) A reduction by the Company in your base salary as in effect immediately prior to the Change in Control; or

(ii) A requirement by the Company that you be based or perform your duties more than 50 miles from the Company’s Corporate Office location immediately prior to the Change in Control, except for required travel on the Company’s business to an extent substantially consistent with your business travel obligations immediately prior to the Change in Control; or

(iii) A material breach by the Company of the terms of your Employment Agreement;

provided that, for a termination to be for Good Reason, you must provide notice to the Company which includes in reasonable detail, the facts and circumstances claimed to provide a basis for Good Reason. Notice of termination for Good Reason must be made by you no later than 90 days from the date such Good Reason first arises. If, within 30 days of receipt of such notice, the Company takes such appropriate actions as are necessary to correct, reverse or cure these facts and circumstances that you identify as causing Good Reason, then no Good Reason shall be deemed to have occurred.